Exhibit 6.2

DEALMAKER.TECH TERMS AND CONDITIONS

These terms and conditions are part of the agreement between you, as Customer, and DealMaker, as vendor (also referred to as the “Company”) (each a “party”), and apply to your use of one or many (as the case may be) online portal(s) created via http://dealmaker.tech, and any services related thereto (“DealMaker Services”). These Terms have legal implications. It is important that you read these terms carefully, and consult legal counsel if you determine that is appropriate, in order to understand this agreement. This agreement incorporates the Order Form from which this page was linked, the DealMaker Terms of Service applicable to use of the DealMaker Services available online at www.dealmaker.tech/terms and contains, among other things, warranty disclaimers, liability limitations and use limitations (“Agreement”). This Agreement also contains an arbitration provision which is enforceable against the parties and may impact your rights and obligations. By signing the Order Form and using the DealMaker Services, you accept and agree to be bound by these terms.

1)	Payment & Billing

Unless otherwise specified in the schedules to your Order, Customer will be billed for fees incurred on a monthly basis. Payment will be automatically debited from the Customer’s bank account or credit card on file, with a receipt to be automatically delivered. Invoices will be available for the customer to review upon request. In the event that any Customer payment fails, in respect of any invoice due and payable to DealMaker or any affiliate thereof (“Arrears”), Customer must re–connect their bank account or update credit card within fourteen (14) days and submit payment for any Arrears. Unless Arrears are cleared and accounts are brought back into good standing within 14 days, automated payouts and reconciliation reporting will be disabled. In the event the Arrears are not cleared or accounts are not brought back into good standing within 30 days, all services will be paused until payment is received and the Customer’s bank account or credit card authorization is restored. DealMaker reserves the right to debit from Customer’s payment account in respect of any Arrears aged beyond thirty days.

2)	Term & Termination

Term and Renewal. Subscription terms are as specified in your Order (“Term”). Unless otherwise specified in your Order, your Monthly Subscription Fee and subsequently, DMEngage Fee, will automatically renew each month. DM Engage can be canceled within any month upon written notice, effective the month following cancellation except for those Customers using DealMaker Transfer Agent LLC services (“TA Customers”). TA Customers may cancel DM Engage pursuant to the terms established in the Order Form entered into between Customer and DealMaker Transfer Agent LLC.

Early Cancellation. You may choose to cancel your subscription early at your convenience provided that, we will not provide any refunds of prepaid fees or unused Subscription Fees, and you will promptly pay all unpaid fees due through the end of the Subscription Term, or ninety (90) days, whichever is less.

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Termination for Cause.

A.	Either party may terminate this Agreement immediately for cause, as to any or all Subscription Services.

“Cause” includes a determination that a party is acting, or have acted, in a way that has or may negatively reflect on or impact the other party, its prospects, or its customers, including without limitation in a way that violates or causes a violation of applicable law or regulation.

B.	Otherwise, the Agreement may be terminated

i. Material Breach: A party may terminate this Agreement upon fifteen (15) days’ written notice to the other party of a material breach if such breach remains uncured at the expiration of such period, at which time the other party may terminate this Agreement forthwith and may immediately exercise any one or more of the remedies available to it under the terms of this Agreement, in addition to any remedy available at law.

ii. Right of Termination – Insolvency/Bankruptcy: A party may terminate this Agreement immediately, if the other party becomes the subject of a petition in bankruptcy or any other proceeding relating to insolvency, cessation of business, liquidation or assignment for the benefit of creditors. In the event of Company insolvency, all of the Customer’s assets are immediately released.

This Agreement may not otherwise be terminated prior to the end of the Subscription Term.

3)	Confidential Information

A.	“Confidential Information” means any and all confidential or proprietary information of Company or Customer, including affiliates thereof, which has been exchanged, or may be exchanged, between the Parties at any time prior to and during the Agreement Term, including, without limitation, business and marketing information, technology, know-how, ideas, reports, techniques, methods, processes, uses, composites, skills, and configurations of any kind. Without limiting the generality of the foregoing, Company’s Confidential Information includes: (i) the DealMaker™ cloud-based software program developed by Company (“Software”), including its features, functionality, performance, application and use; (ii) the computer code underlying the Software, including source and compiled code and all associated documentation and files; (iii) information relating to the performance or quality of the Software and Services; (iv) the details of any technical assistance provided to Customer during the Agreement Term; (v) any other products or service made available to Customer by Company during the Agreement Term; and (vi) information regarding Company’s business operations including its research and development activities. All work product, pricing, Agreement terms and process information of either party exchanged with the other party to perform the terms of the Agreement is agreed to be Confidential Information, except any logos or marketing references are not Confidential Information.

B.	“Confidential Information” does not include information that: (i) is or has become generally known to the public; (ii) was known by either party prior to entering into the Agreement;r (iii) was independently determined by either party; or (iv) was disclosed to the relevant party without restriction by a third party who, to the best of such party’s knowledge and belief, had no obligation not to disclose such information.

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C.	Neither party may disclose Confidential Information without the express written consent of the other party, except as specifically contemplated in this Agreement.

D.	By executing this Agreement, the Customer is providing written consent for DealMaker to disclose Confidential Information as required to carry out the terms of this Agreement. Customer’s investors will be required to sign-in to the DealMaker portal and agree to the DealMaker terms and conditions. The parties agree that this process shall not constitute a disclosure of “Confidential Information” as described in this section.

E.	Notwithstanding anything in this section, Customer and DealMaker hereby agree that each party may use the other party’s logo for promotional purposes (“Logo Use”). The parties acknowledge that Logo Use does not include the use of any descriptive copy, all of which must be approved by Customer and DealMaker in writing. Except as provided for in this paragraph, nothing contained in this Agreement will be construed as granting Customer or DealMaker any right, title or interest in or to any or to use any of the other party’s Confidential Information. Customer or DealMaker may terminate Logo Use at any time, without cause, upon written notice to the other party.

F.	Authorized Disclosure. Each party may, without the consent of the other party, disclose Confidential Information to the extent reasonably necessary to comply with applicable government regulations, to support any application or filing with any governmental or regulatory authority, or to support the filing of any patent application. Each party may disclose the existence of this Agreement, its terms, and any relationship between the parties.

4)	DealMaker Template Library and Forms

Customer may request access to DealMaker’s documents and resources to help organize and set up the offering. These resources may include educational packages, resources for the management of administrative and collaborative tasks, and best practices observed from other offerings and industries. Customer acknowledges and agrees that, by providing access to any documents, training, or resources, DealMaker is not rendering and shall not be deemed to have rendered any legal, tax, investment, or financial planning advice. Customer shall, as it deems necessary or advisable, consult its own legal, tax, investment, or financial planning advisers.

5)	Customized Support and Training

Customer may request additional support and training for team members and third party service providers, up to 4 unique sessions.

6)	Third-Party Payment Processing

For the processing of electronic payments (including bank-to-bank payments, credit card, etc.), the Company may submit material(s) and or application(s) to partner third-party payment processors on behalf of the Customer. Upon approval, the Company will enable the partner processors’ intake form/system within the Customer’s subscription portal.

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Customer acknowledges that Company makes no guarantee Customer will be approved by any third party, and approval is subject to each third party’s sole discretion, including, to the extent applicable, its due diligence and compliance policies and procedures. Use of payment processing service(s) is further contingent on the mutual acceptance by Company and Customer of each third party’s respective fees, to be included as an addendum to this agreement and/or presented to Customer for acceptance from time to time (including fees for merchant processing account and ongoing maintenance, which may be applied on a per-issuer basis). Note holdback periods may apply for electronic payment transfer methods, as enforced by processors. Company shall not be deemed responsible for delivery or any interruption or cessation of any services provided by any third party.

All transactions must clear prior to being made available to Customer. US Federal regulations provide investors with 60 days to recall funds. Customer remains liable to immediately and without protestation or delay return any funds recalled by investors for whatever reason.

Company reserves the right to deny, suspend or terminate participation of any investor in the offering to the extent Company, in its sole discretion, deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with laws, rules, regulations, best practices, or the protection of its reputation.

7)	Integration with Third Party Service Providers

Customer may request introductions to DealMaker’s network of partner and vendors for the purpose of sourcing additional services (call center, transfer agent, marketing support, investment relations). Unless otherwise specified in writing, all engagements with third parties in this respect are to be made directly between the Customer and the vendor at the Customer’s discretion. Customer acknowledges and agrees that, by making such introductions, Company is not recommending and shall not be deemed to have recommended any partner or vendor’s products or services or to have assumed any responsibility for Customer’s selection of any partner or vendor or procurement of such products or services.

Without limiting any other protection of Company under this agreement and notwithstanding anything to the contrary, DealMaker shall bear no responsibility or liability whatsoever in connection with any third party services provided by a vendor engaged by Customer, the decision to engage such vendors rests solely with the management of the Customer on the terms contracted between the Customer and such parties.

8)	Escrow

Notwithstanding anything to the contrary contained herein, Customer acknowledges that if Customer opens a third-party escrow account (either by Customer’s choice or as necessary to comply with applicable laws or regulations) in connection with the DealMaker Services, Customer will applying for escrow account with a DealMaker-selected Escrow Provider.

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9)	Background Checks: AML compliance and “clearing”

DealMaker’s integrated AML searches are tools provided to Customer to assist Customer (or one of its agents) in complying with applicable obligations related to KYC/AML. Company is not engaged to perform and will not perform, and shall not be deemed responsible for performing, any services related to reviewing or analyzing search results, sources of funds or wealth, or making any determination as to whether Customer has complied with its obligations under applicable anti-money laundering legislation and regulations or as to whether any prospective investor poses any risk of money laundering, terrorist financing, or other criminal or suspicious activity. Customer and/or its agents (including counsel or broker dealer as applicable) shall bear primary responsibility to determine compliance with applicable AML legislation and regulation and shall assist in the clearing of any AML exceptions. Customer’s KYC/AML clearing obligations may require Customer to undertake efforts to ensure that individual and corporate investors provide applicable identity verification, explanations of adverse regulatory/disciplinary/bankruptcy history or media reports, confirmation of false positive results, or other documents or information required for AML purposes. DealMaker’s AML searches are limited by capabilities and design of products and services of the third parties Dealmaker engages to perform such searches, including by limitations on the search methodology, matching logic, data sources, and information accuracy used by such third parties.

10)	Bad Actor Checks

Customer agrees to provide Company with documentation verifying completion of bad actor checks in compliance with all applicable regulations (“Bad Actor Checks”). Customer shall provide Company with a copy of Customer’s Bad Actor Checks within thirty (30) days of the Commencement Date of this Agreement, failing which, Company shall notify Customer in writing that it shall take steps to complete Customer’s Bad Actor Checks at Customer’s sole expense.

11)	Additional Services: Regulation D, 506(c) Accredited Investor Verification

Customer may engage either Company or a third party (each a “Reviewer”) to assist Customer in complying with applicable obligations related to accredited investor verification pursuant to Regulation D, 506(c) of the Securities Act. If Reviewer is Company, Company shall review investor submissions and uploaded documentation on the DealMaker portal and make a determination as to whether Customer has complied with its obligations to verify accredited investors (as defined by Rule 501 of Regulation D of the Securities Act) (“DM Verification”). If Reviewer is a third party, Company will not perform, and shall not be deemed responsible for performing, any services related to reviewing or analyzing search results, sources of funds or wealth, or making any determination as to whether Customer has complied with its obligations to verify accredited investors (as defined by Rule 501 of Regulation D of the Securities Act).

Company does not make and hereby disclaims any warranty, expressed or implied with respect to the information provided through DM Verification. Company does not guarantee or warrant the correctness, merchantability, or fitness for a particular purpose of the information provided through DM Verification. Customer acknowledges that:

A.	DM Verification shall not include accreditation verification of non-U.S. investors (“foreign accredited investors”) who may be subject to foreign accreditation verification requirements.

B.	DM Verification is conducted using a variety of third party database searches, public record services and user submissions. Company cannot represent or warrant that the data provided will be 100% accurate, complete or up to date. The data is time sensitive and Company provides the information as is. Public records may be incomplete, out of date or have errors and that Company

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C.	The results of a DM Verification search for any type of personal verification should be interpreted cautiously. Criminal and civil record search results may not provide a complete or accurate representation of a person’s criminal background or civil judgment history. Records are available for the majority, but not all, of states and counties. Records can be incomplete, contain inaccuracies or false matches.

D.	Company is not a consumer reporting agency as defined in the Fair Credit Reporting Act (“FCRA”), and the information in DealMaker’s databases has not been collected in whole or in part for the purpose of furnishing consumer reports, as defined in the FCRA. CUSTOMER SHALL NOT USE DM VERIFICATION SERVICES AS A FACTOR IN (1) ESTABLISHING AN INDIVIDUAL’S ELIGIBILITY FOR PERSONAL CREDIT OR INSURANCE OR ASSESSING RISKS ASSOCIATED WITH EXISTING CONSUMER CREDIT OBLIGATIONS, (2) EVALUATING AN INDIVIDUAL FOR EMPLOYMENT, PROMOTION, REASSIGNMENT OR RETENTION, OR (3) ANY OTHER PERSONAL BUSINESS TRANSACTION WITH ANOTHER INDIVIDUAL.

E.	Customer assumes all risks arising from its use or disclosure of DM Verification information Company provides to Customer.

F.	Notwithstanding anything in the DealMaker Terms of Service, Customer agrees that it shall indemnify, defend and hold harmless Company, its officers, directors, employees and agents, and the entities that have contributed information to or provided services for DM Verification against any and all direct or indirect losses, claims, demands, expenses (including attorneys’ fees and cost) or liabilities of whatever nature or kind arising out of Customer’s use of the information provided by DM Verification and Customer’s use or distribution of any information obtained therefrom.

THE DM VERIFICATION SERVICES AND INFORMATION ARE PROVIDED “AS-IS” AND “AS AVAILABLE” AND NEITHER COMPANY NOR ANY OF ITS DATA SUPPLIERS REPRESENTS OR WARRANTS THAT THE INFORMATION IS CURRENT, COMPLETE OR ACCURATE. DEALMAKER HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE PERFORMANCE OF THE WEBSITE OR OUR SERVICES, AND THE ACCURACY, CURRENCY, OR COMPLETENESS OF THE INFORMATION, INCLUDING (WITHOUT LIMITATION) ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Customer acknowledges that these disclaimers are an integral part of this Agreement and that Company would not provide DM Verification services if Customer did not agree to these disclaimers.

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12)	Payment Processing Terms

A.	Indemnification. Customer agrees to indemnify Company and hold Company harmless from any and all Losses incurred by Company in connection with its role as platform account for payment processing. “Losses” includes, but is not limited to, losses arising from chargebacks, clawbacks, payment reversals, fraudulent charges, insufficient credit, unauthorized charges, claims of Customer or third parties, and any other problems relating to card or ACH payments.

B.	Pre-Closing Hold. Customer agrees that investment funds deposited in Customer’s account with a financial institution (“Account”) by (i) investors directly, funding via wire or cheque or (ii) by DealMaker or any third party payment processor, prior to the Closing of any transaction involving such investments (each, a “Transaction”) shall remain in Customer’s Account and shall not be withdrawn by Customer, or a person authorized by Customer, from the Customer’s Account prior to the Closing. “Closing” includes the resolution of all applicable AML-related exceptions or discrepancies identified through any searches provided by third parties through Company or otherwise identified by or to Company for all Transactions associated with an investment and the acceptance by the Company of the investment associated with such Transactions. Customer grants Company the right, prior to any Closing, in Company’s sole discretion and without prior notice, to deduct funds from Customer’s Account via Pre-Authorized Debit in respect of any funds that have been deposited in Customer’s Account.

C.	Holdbacks. The Customer hereby acknowledges that certain terms apply in respect of electronic or credit card payment to cover against charge-backs and/or rescission. Chargeback windows can vary in duration and amount. For this reason, a holdback is applied to all funds processed online. Company shall have the right, in its sole discretion, to revise the amount and duration of any holdback. Ordinarily, the holdback is 5.00% of payments processed, for a ninety day period.

D.	Post-Closing Retention. After the Closing Date, Customer agrees to retain in Customer’s Account twenty percent (20%) of the funds processed online in respect of each Transaction for a period of ninety (90) days following the Closing Date (the “Retention Period”) to mitigate the risk of any Losses. Company shall notify Customer prior to amending the Retention. Customer acknowledges that chargeback windows applied by credit card processors are beyond Company’s control. The parties hereby agree to work together collaboratively and in good faith in order to oppose or reduce any chargebacks.

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E.	Loss Recovery. Upon giving Customer prior written notice of no less than three business days, Company shall have the right, in its sole discretion, to deduct funds from Customer’s Account to reimburse Company for any Losses. Customer acknowledges and agrees that recovery of Losses from Customer’s Account will not serve as any limitation on the indemnification obligations of Customer under this Agreement or any remedy or claim that Company may be entitled to pursue against Customer in respect of such Losses.

13)	SOFTWARE “AS IS”

A.	Exclusion of Warranty. Except as expressly stated in this Agreement, Company makes no representations or warranties or covenants to Customer, either express or implied, with respect to the Software, DealMaker Services or with respect to any Confidential Information (as defined herein) disclosed to Customer. Company specifically disclaims any implied warranty or condition of non-infringement, merchantable quality or fitness for a particular purpose. Customer acknowledges that the Software is in continuous development and that it has been advised by Company to undertake its own due diligence with respect to all matters arising from this Agreement.

B.	No Improvements. Company is under no obligation to provide Improvements to the Software during the Term. “Improvements” means any improvements, updates, variations, modifications, alterations, additions, error corrections, enhancements, functional changes or other changes to the Software, including, without limitation: (i) improvements or upgrades to improve software efficiency and maintainability; (ii) improvements or upgrades to improve operational integrity and efficiency; (iii) changes or modifications to correct errors; and (iv) additional licensed computer programs to otherwise update the Software.

C.	Any Improvements Gratuitous. Any Improvements provided by Company to Customer from time to time during the Term shall be, unless otherwise stated, construed as being provided on a purely gratuitous basis and shall not give rise to any right or entitlement on the part of Customer, except as otherwise specifically provided in this Agreement. Any Improvements so provided shall be governed by the same terms and conditions applicable to the Software, as described herein, unless otherwise outlined in a fee schedule or addendum to this Agreement.

D.	No Future Entitlement. Nothing in this Agreement shall be construed as creating any obligation on Company to continue to develop, commercialize, offer, make available or support (i) the Software; or (ii) any feature, functionality or Improvement as may be encompassed in the Software from time to time during the Term, beyond the duration of the Term.

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14)	RIGHTS IN THE SOFTWARE

A.	Title. Company retains title to and sole ownership of the Software and all Improvements.

B.	Intellectual Property. All Intellectual Property, Intellectual Property Rights and distribution rights associated with or arising from the Software or Company’s Confidential Information remain exclusively with Company. “Intellectual Property” includes, without limitation, with respect to all DealMaker Products: all technical data, designs, specifications, software, data, drawings, plans, reports, patterns, models, prototypes, demonstration units, practices, inventions, methods and related technology, processes or other information, and all rights therein, including, without limitation, patents, copyrights, industrial designs, trade-marks and any registrations or applications for the same and all other rights of intellectual property therein, including any rights that arise from the above items being treated by the Parties as trade secrets (the rights being “Intellectual Property Rights.”)

15)	ANALYTICS

E.	Data and Analytics. Company reserves the right to collect data relating to Customer’s usage of the Software during the Term. Without limiting the generality of the foregoing, Company may collect information relating to: (i) Software use (including the number of users, duration of usage sessions, and number of transactions initiated or completed using the Software); (ii) error information (including error messages and any feedback text submitted via any in-application feedback form); (iii) performance data (including software run time); (iv) user experience information (including time spent on each page of the user interface); and (v) license status information (including confirmation of license activation status). Customer shall have the right to access and use data relating to its usage of the Software for its own purposes, as available through the online dashboard or other reports provided by Company

16)	GENERAL

A.	Publications. Each party acknowledges that its name, logo(s) and a description of the general nature of this Agreement may be used in any press release, public announcement or public communication during and following the Term. Without limiting the generality of the foregoing, Company may publish such information on its websites and in its promotional materials.

B.	No Books And Records Obligations. Any and all obligations of Customer related to the storage of books and records remains the sole obligation of Customer. Company expressly disclaims any and all responsibility with respect to any regulatory or industry requirements with respect to the Customer’s obligations related to record keeping and maintenance.

C.	Survival. These terms shall continue in effect until the expiration or termination of the Agreement, whichever is earlier. The provisions of these Terms of Service which should by their nature survive expiration or termination of this Agreement shall so survive.

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D.	Currency. All currencies referred to herein are in US dollars.

E.	Amendment and Waiver. Amendments to this Agreement, including any schedule or attachment hereto, shall be enforceable only if in writing and signed by authorized representatives of both Parties. No waiver of any breach of any terms or provisions of this Agreement is effective or binding unless made in writing and signed by the authorized representative of each of the Parties.

F.	Assignment: No party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld.

G.	Inurement. This Agreement inures to the benefit of and is binding on each of the Parties and their respective successors and assignees, heirs and legal representatives.

H.	Entire Agreement: This Agreement including all schedules hereto, constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior or collateral agreements, communications, representations, understandings, negotiations and discussions, oral or written.

I.	Headings: Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement.

J.	Number and Gender. Words importing the singular mean the plural and vice versa. Words in the masculine gender include the feminine gender and vice versa.

K.	Severability. If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the Parties’ intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

L.	No Agency. No provision of this Agreement or action by either or both of the Parties will establish or be deemed to establish any partnership, joint venture, principal-agent or employer-employee relationship in any way, or for any purpose, between Company and Customer.

M.	Notices. Any notice required to be given pursuant to this Agreement shall be in writing and delivered by electronic mail, addressed to the appropriate party. Any notice given is deemed to have been received on the date on which it was delivered if a business day, failing which, on the next business day.

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ENTERPRISE CUSTOMER TERMS

If you are an Enterprise Customer, the following additional terms also apply to you:

1.	Definitions

“Enterprise Customer” means a Customer that has entered into a long term arrangement with Company to License Company’s Software pursuant to the terms set out in Enterprise Customer’s DealMaker Order Form.

“License” means the Company’s grant to Enterprise Customer of a non-exclusive, non-transferable license for use of the Software by an unlimited number of individual users. Company will designate a DealMaker Enterprise Account to Enterprise Customers with a License.

“Intended Purpose” means Customer’s use of the License to raise capital online via technology or services provided by DealMaker.tech. Intended Purpose includes usage by issuers invited by Customer to use Customer’s Enterprise Account for the above-described purpose.

“Offerings” refers to online capital formation transactions completed by Company’s Customers or Customer’s clients, using the Software.

Software, as defined herein, includes any related printed, electronic and online documentation, manuals, training aids, user guides, system administration documentation and any other files that may accompany the Software licensed by Enterprise Customer.

2.	License Usage

A.	Cloud-Based Software. The Software is cloud based. As such, the source and object code are located on servers outside of the Customer’s premises. Customer shall have no access to the facilities at which the Software is hosted.

B.	Restrictions On License Use.

i.	Customer may not: (i) modify, enhance, reverse-engineer, decompile, disassemble or create derivative forms of the Software; (ii) copy the Software; (iii) sell, sub-license, lease, transmit, distribute or otherwise transfer rights in/to the Software; (iv) allow third-party use of the Software installed at the Site; or (v) pledge, hypothecate, alienate or otherwise encumber the Software to any third party.

ii.	Use of the Software is restricted to the Intended Purpose only.

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3.	SLA

A.	It is expressly understood and agreed that the Company shall determine its capacity to offer consulting services, only to such extent and at such times and places as may be mutually convenient to the parties. Company shall be free to provide similar services to such other business enterprises or activities as the Company may deem fit without any limitation or restriction whatsoever.

4.	Limitation and Exclusion of Liability

A.	Limitation and Exclusion of Liability. In no event is Company’s liability for any damages on any basis, in contract, tort or otherwise, of any kind and nature whatsoever, arising in respect of this Agreement, howsoever caused, including damages of any kind and nature caused by Company’s negligence or by a breach of contract or any other breach of duty whatsoever, to exceed the fees actually paid to Company by Customer during Term. Customer acknowledges that Company has set its fees under this Agreement in reliance on the limitations and exclusions of liability set forth in this Agreement and such reliance forms an essential basis of this Agreement.

B.	Indemnification. Subject to any applicable negligent acts or omissions of Company, Customer agrees to indemnify, defend and hold Company and any of its current or former officers, directors, employees, subsidiaries, affiliates or agents harmless from any and all costs, demands, damages, losses, fees, expenses and liabilities (including attorneys’ fees and costs) (“Losses”) incurred by Company in connection with the acts or omissions of Customer, including but not limited to any third parties demands, regulatory investigations, causes of action, losses, damages, liabilities, costs, fines and expenses (including reasonable attorney’s fees) (“Claims”) resulting from Customer’s usage of the Software, whether or not such activities are in accordance with the Intended Usage.

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5.	Managers and Officers.

A.	Nothing in this Agreement shall be construed to relieve the managers or officers of Customer from the performance of their respective duties or limit the exercise of their powers in accordance with the Customer’s bylaws, operating and constituent documents, written supervisory procedures, applicable law or otherwise. The activities of Customer shall at all times be subject to the control and direction of their respective directors, managers and officers. The Customer reserves the right to make all decisions with regard to any matter upon which Company has rendered its Services. The parties expressly acknowledge and agree that the Company is being engaged by Customer to provide Services to Customer pursuant to the terms of this Agreement. The Company shall not, and shall have no authority to, control Customer or Customer’s day-to-day operations, whether through the performance of the Company’s duties hereunder or otherwise. The Customer’s directors, managers, officers and employees shall retain all responsibility for Customer, and its operations as and to the extent required by Customers bylaws, operating and constituent documents, and applicable law. In furtherance and not in limitation of the above, and notwithstanding any other provision of this Agreement or of any other agreement, understanding or document that purports to have any contrary effect or meaning, the Company shall not control, or have the right to control, directly or indirectly, the wages, hours, or terms and conditions of employment of the Customer.

6.	Miscellaneous

A.	Governing Law. This Agreement is made in New York governed by and construed in accordance with the laws of the state of New York and the federal laws applicable therein. The Parties attorn to the exclusive jurisdiction of the Courts of the State of New York.

B.	Arbitration. Any claim or dispute arising under this Agreement may only be brought in arbitration, with venue in New York, NY. If with Company, then such action will be pursuant to the rules of the American Arbitration Association. Customer and Company each consent to this method of dispute resolution, as well as jurisdiction, and consent to this being a convenient forum for any such claim or dispute and waives any right it may have to object to either the method or jurisdiction for such claim or dispute. In the event of any dispute among the parties, the prevailing party shall be entitled to recover damages plus reasonable costs and attorney’s fees and the decision of the arbitrator shall be final, binding and enforceable in any court.

C.	Notwithstanding anything hereunder and/or whatever provided by the applicable laws, regulations and/or arbitration rules, both parties expressly agree and confirm to exclude any confidentiality obligations on either party during and/or in relation to the arbitration proceedings mentioned hereunder.

D.	EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (II) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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LICENSED INTERMEDIARY TERMS

If you are a licensed Intermediary (as defined below), the following terms apply to you:

A.	Books and Records

Books and Records. Any and all obligations of Customer related to the storage of books and records including but not limited to, obligations in accordance with Sections 17(a)(1), 17(a)(3) and 17(a)(4) of the Securities Exchange Act of 1934 (“Exchange Act” or “SEA”) remain the sole obligation of Customer and its clients. Company expressly disclaims any and all responsibility with respect to any regulatory or industry requirements with respect to the Customer and its clients’ obligations related to record keeping and maintenance.

B.	Regulation CF Offerings

i. Obligations of the Customer (acting as an Intermediary):

Where Customer using the Software has been engaged by its client to (i) act as a Broker-Dealer and a licensed Intermediary pursuant to Regulation CF, 17 C.F.R. Part 227 (the “Regulation CF”), or (ii) act as a registered Funding Portal and licensed Intermediary pursuant to Regulation CF, in a transaction involving the offer or sale of securities in reliance on section 4(a)(6) of the Securities Act (15 U.S.C. 77d(a)(6)), Customer shall comply with the requirements of Regulation CF. For greater certainty, this includes the requirements that Customer shall:

1.	Register with the Securities and Exchange Commission (“Commission”) as either (i) a broker or (ii) a Funding Portal under section 15(b) of the Exchange Act (15 U.S.C. 78o(b)), pursuant to Regulation CF, §227.400;

2.	If registering with the Commission as a Funding Portal, refrain from:

a.	Offering investment advice or recommendations;

b.	Soliciting purchases, sales or offers to buy the securities displayed on its platform;

c.	Compensate employees, agents, or other persons for such solicitation or based on the sale of securities displayed or referenced on the DealMaker platform; or

d.	Hold, manage, possess, or otherwise handle investor funds or securities. (Regulation CF, §227.300(2)(c))

3.	Verify that no director, officer or partner of Customer, or any person occupying a similar status or performing a similar function has a prohibited “financial interest in an issuer” as the term is defined in Regulation CF, §227.300(b);

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4.	Have a reasonable basis for believing that Customer’s client seeking to initiate an offering of securities under the Regulation has a reasonable basis for keeping accurate records of security holders and is not disqualified to offer securities pursuant to Regulation CF, §227.301(c);

5.	Make available to SEC and to the public, the disclosure required by Regulation CF, §227.201 and §227.303;

6.	Provide educational materials to all investors, pursuant to Regulation CF, §227.301(b);

7.	Verify that Customer’s clients are not disqualified from offering securities pursuant to Regulation CF, §227.100(b);

8.	Only accept an Investor into an offering after (1) the Investor opens an account with Customer, (2) the Investor consents to electronic delivery and the review of the educational materials regarding the offering and (3) Customer has a reasonable basis to believe that the Investor meets the investment limitations in Regulation CF pursuant to Regulation CF, §227.302 and §227.303.;

9.	Provide communication channels by which Investors who have opened accounts can communicate with one another and with representatives of the Customer about offerings made available through the Customer or its clients, pursuant to Regulation CF, §227.303(c); and

10.	Provide Investors the opportunity to reconsider their investment decision and to cancel their investment commitment until 48 hours prior to the new offering deadline, pursuant to Regulation CF §227.304

11.	Provide Investors with notice of material changes as described in Regulation CF, §227.304 (“Notice”), including but not limited to notice that the investor’s investment commitment will be canceled unless the investor reconfirms his or her investment commitment within five business days of receipt of the Notice.

12.	If registering with the Commission as a Funding Portal, comply with the Conditional Safe Harbor provisions in Regulation CF, §227.402; and

13.	If registering with the Commission as a Funding Portal, implement written policies and procedures reasonably designed to achieve compliance with federal securities laws and the rules and regulations thereunder, relating to its business as a Funding Portal, as required by Regulation CF, §227.402(a).

(“Regulation CF Requirements”)

For greater certainty, the parties acknowledge that Company shall bear no responsibility for or liability whatsoever in connection with the Regulation CF Requirements and Customer shall be solely responsible for ensuring that Customer and its clients comply with Regulation CF.

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Further Assurances. When Customer or its clients use the Software for an offering in reliance on Regulation CF, Customer shall verify that:

1.	The issuer has filed a Form C Offering Statement with the SEC, as described in Regulation CF, §227.203(a), prior to making an offering to the public pursuant to Regulation CF;

2.	Issuer complies with marketing and advertising requirements of Regulation CF, §227.204;

3.	Provider is notified of any investor who, having received Customer’s Notice pursuant to Regulation CF §227.304, opts-out of their investment and whose investment must therefore be refunded;

4.	Signed and funded subscription agreements, executed by investors who have cleared AML/KYC, are reviewed by the Customer prior to countersignature;

5.	The aggregate amount of all securities sold to all Investors by the Issuer in a single offering during a 12 month period shall not exceed $5,000,000; and

6.	Non-accredited Investors (as defined by Rule 501, CFR §230.301) investing in the offering pursuant to Regulation CF do not exceed the maximum investment permitted in a 12 month period per Regulation CF, §227.100.

Payments To Escrow. Customer acknowledges that it shall direct all payments from Investors in respect of a Regulation CF offering to Issuer’s escrow account (“Escrow Account”). Customer is responsible for (1) applying for escrow account with a DealMaker-selected Escrow Provider; (2) configuring instructions on the DealMaker platform to ensure that all payments are directed to the appropriate Escrow Account; (3) using the DealMaker.tech application to manage closings pursuant to the DealMaker user guide and (4) coordinating with the escrow company managing the Escrow Account to disburse funds upon request from the issuer.

C.	Regulation A/A+ Offerings

i. Obligations of the Customer

Where Customer has been engaged by its client as a broker-dealer in connection with an offering pursuant to Regulation A, 17 C.F.R. Parts 230.251-230.263 (“Regulation A”), the Customer shall verify that:

1.	Customer shall complete a reasonable due diligence ensuring no anti-fraud or civil liabilities provisions of federal securities laws have been violated. As such, Customer shall maintain a Due Diligence file including the Issuer Agreement (or Selling Agreement); organizational, constating, financial, and administrative support to accept such Issuer engagement; and Issuer’s Offering Memoranda, Subscription Document,. Further, the Due Diligence folder shall evidence the collection of such documents in a form as described in Customer’s Written Supervisory Procedures (“WSPs”). Customer shall create and maintain customer files, including new account, accredited investor, or qualified purchaser questionnaires, including Investor attestations.

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2.	Issuer has filed a Form 1-A Offering Statement with the SEC, as described in Regulation A, §230.252 and §239.90, prior to making an offering to the public pursuant to Regulation A;

3.	Issuer complies with marketing and advertising requirements of 17 C.F.R. Part II, Securities and Exchange Commission and the SRO, FINRA, including but not limited to, setting up the issuer landing page for the Offering website.

4.	Signed and funded subscription agreements, executed by investors who have cleared AML/KYC, are reviewed by the Customer and a recommendation is made by Customer to Issuer regarding countersignature.

5.	Prior to enabling countersignature:

a.	Issuer has provided written confirmation to Customer that it has BlueSky notice filed in each state, as applicable depending on the states in which the securities are offered and whether the offering is conducted pursuant to Tier 1 or Tier 2 of Regulation A §230.252; and

b.	For the first 25 days of an offering, Customer will monitor investors until the issuer has provided written confirmation that all state BlueSky requirements have been met for the 53 US jurisdictions.

6.	Issuer and Issuer counsel have taken the steps required to review non-US investors, as required by the applicable international regulations.

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DEALMAKER SECURITIES LLC ORDER FORM

Customer EthicStream Inc.	Contact: Joshua Soloway

Address: 500 West Putnam Ave., Suite 400 Greenwich, CT 06830	Phone: 604-798-9533

Commencement Date: 2022-11-10	E-Mail: jsoloway@carbonethic.io

By its signature below in the applicable section, Customer hereby engages and retains DealMaker Securities LLC, a registered Broker-Dealer, to provide the applicable services described in Exhibit A. Referenced within this Order Form are third party services provided by affiliates of DealMaker Securities LLC, subject to the Terms of Service applicable thereto (each such affiliates, a “Company”).

Customer confirms that it understands the terms of this Order Form and the applicable Terms of Services, and by preceding with its order, agrees to be bound contractually with each respective Company. The Applicable Terms of Service include and contain, among other things, warranty disclaimers, liability limitations and use limitations.

There shall be no force or effect to any different terms other than as described or referenced herein (including all terms included or incorporated by reference) except as entered into by a Company and Customer in writing. This Agreement terminates the agreement entered into by and among DealMaker Securities LLC and CarbonEthic Holdings Inc. (the “Terminated Agreement”), and replaces the Terminated Agreement in its entirety.

CUSTOMER	DEALMAKER SECURITIES LLC

/s/ jsoloway@carbonethic.io	/s/ Mat Goldstein
Authorized Representative	Authorized Representative

Schedule A

Regulation A+ Offering Fees

Fees related to the Offering are set forth in the categories below and are denominated in USD. Total expenses for the offering, including fees payable to DealMaker Securities and its affiliates as well as fees payable to third parties may vary depending on the amount of capital raised, and are anticipated as follows:

Total Offering Amount	Expected Total Fees (To DealMaker Securities, Affiliates and Third-Parties)	Maximum Compensation
$5,000,000.00	$588,850.00 (11.78%)	9.25%
$10,000,000.00	$852,700.00 (8.53%)	8.0%

To ensure adherence to fair compensation guidelines, DealMaker Securities will ensure that, in any scenario, the aggregate fees payable to DealMaker Securities and its affiliates (but excluding third-party expenses) shall never exceed the amounts set forth in the column entitled “Maximum Compensation”.

If the Offering is fully subscribed, the maximum fees will be $800,000.

DealMaker Securities LLC (and affiliate) Fees:

A.	Advisory and Consulting Services Prior to Launch

a.	$85,000 Advance (an advance against accountable expenses anticipated to be incurred, and refunded to extent not actually incurred, reimbursable to the issuer regardless of the termination of the offering or the receipt of the No Objection Letter, in compliance with FINRA Rule 5110(g)(4)).

Services may include:

Due Diligence Review

●	Reviewing and performing due diligence on Issuer and Principals and consulting with Issuer regarding same Consulting on Infrastructure for Self-Directed Electronic Road Show
●	Consulting with Issuer on best business practices regarding raise in light of current market conditions and prior self-directed capital raises
●	White-labeled platform customization to capture investor acquisition through the platform’s analytic and communication tools
●	Consulting with Issuer on question customization for investor questionnaire
●	Consulting with Issuer on selection of webhosting services
●	Consulting with Issuer on completing template for campaign page
●	Advising Issuer on compliance of marketing material and other communications with the public with applicable legal standards and requirements
●	Providing advice to Issuer on content of Form 1A and Revisions
●	Advising Issuer on how to configure platform and link between prospective investors and the Issuer
●	Provide extensive, review, training, and advice to Issuer and Issuer personnel on how to configure and use electronic platform powered by DealMaker.tech
●	Assisting in the preparation of state, SEC and FINRA filings
●	Working with the Client’s SEC counsel in providing information to the extent necessary Consulting on Marketing for Self-Directed Electronic Road Show
●	Assign an experienced designer to assist the Issuer on messaging
●	Providing expertise on pre-existing Issuer created assets
●	Providing direction on the creation of additional Issuer assets
●	Consulting with Issuer on the creation of assets for all paid media and email campaigns (i.e Google Ads, Advertising Partners, Social Platform advertising)
●	Advising Issuer on website design and implementation

In the event that the Financial Industry Regulatory Authority (“FINRA”) Department of Corporate Finance does not issue a no objection letter for the Offering, all DMS Fees are fully refundable other than services actually rendered in accordance with DMS standard hourly rates.

B.	Regulatory Corporate Filing Fees

a. $2,000 for reimbursement of actual out of pocket costs and expenses related to regulatory Pass-through fee payable to DMS, from the Customer, who will then forward it to appropriate regulatory agencies in payment for the filing. These fees are due and payable prior to any submission by DMS to such agencies.

C.	Transaction Fees During the Offering:

a.	Advisory, Compliance and Consulting Services During the Offering: 1% cash (calculated monthly)

●	Reviewing investor information, including identity verification, performing AML (Anti-Money Laundering) and other compliance background checks, and providing issuer with information on an investor in order for issuer to determine whether to accept such investor into the Offering;
●	If necessary, discussions with the issuer regarding additional information or clarification on an issuer-invited investor;
●	Coordinating with third party agents and vendors in connection with performance of services;
●	Reviewing each investor’s subscription agreement to confirm such investor’s participation in the offering and provide a recommendation to the company whether or not to accept the subscription agreement for the investor’s participation;
●	Contacting and/or notifying the company, if needed, to gather additional information or clarification on an investor;
●	Providing a dedicated account manager;
●	Providing ongoing advice to Issuer on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;
●	Consulting with Issuer regarding any material changes to the Form 1A which may require an amended filing; and
●	Reviewing third party provider work-product with respect to compliance with applicable rules and regulations.

Fees are calculated as follows:

●	One hundred (100) basis points on the aggregate amount accepted in the Offering, calculated based on the amount accepted into the Offering during the immediately preceding month.

DealMaker Technology Fees:*

A.	Platform Hosting and Maintenance Fees: $2,000 per month

Includes:

● Deal portal powered by DealMaker.tech software with fully-automated tracking, signing, and reconciliation of investment transactions

● Full Analytics suite to track all aspects of the offering and manage the conversion of prospective investors into actual investors.

● Seats for up to 10 users (including legal, compliance, broker-dealer and transfer agent) Fees are payable at the beginning of each month

B.	Transaction Fees

Includes:

a.	General

i.	$15 per electronic signature executed on DealMaker platform
ii.	$15 per payment reconciled via DealMaker platform

b.	Payment Processing Fees

i.	Secure Bank-to-Bank Payments (USD) - 2.00%
ii.	Credit Card Processing - 4.50%
iii.	Express Wires - 1.00%
iv.	Per Investor Refund Fee - $50.00
v.	Failed Payment Fee — $5.00
vi.	Reconciliation Report - $250

c.	AML Searches (required for Reg A offerings)

i.	AML Search (individual) — $2.50
ii.	AML Search (corporate) — $25.00

*DealMaker Technology is provided by Novation Solutions Inc. O/A DealMaker. Customer hereby agrees to the terms set forth in the DealMaker Terms of Service linked [here].

/s/ jsoloway@carbonethic.io	/s/ Rebecca Kacaba
Authorized Representative (Customer)	Authorized Representative (Novation Solutions Inc.)

DealMaker Reach Fees (Marketing)*

A.	Self-Hosted Electronic Road Show Marketing Advisory and Consulting Services

As per the Marketing Service Agreement, defined below, DealMaker Reach’s efforts and terms of service include, but are not limited to:

●	Fixed Fees –

○	$12,000 per month during the engagement term (accrued and owing but payment may be deferred until Client receives first distribution from the Platform; thereafter, on a monthly basis),

○	Plus $6,000 per month during the engagement term (accrued and owing but payment may be deferred until six months past the date this agreement is signed for months one through six, and until 12 months past the date this agreement is signed for the months seven through 12.)

●	Assisting the Issuer to implement conversion events and campaign tracking
●	Consulting on landing page tests for conversion rate improvement
●	Coordinate with Campaign Platform Provider to develop and optimize campaign page(s)
●	Assisting the Issuer to integrate DealMaker webhooks to build investor funnel and tracking of investor progress/status
●	Providing status reports on the individual campaign vehicles (e-mail, paid social, etc.)
●	Ongoing monthly communication for updates, strategic planning, implementations, and execution of marketing budget.

*Marketing Services are provided by DealMaker Reach LLC. Customer hereby agrees to the terms set forth in the DealMaker Reach Terms of Service linked [here].

/s/ jsoloway@carbonethic.io	/s/ Jonathan Stidd
Authorized Representative (Customer)	Authorized Representative (DealMaker Reach LLC)

Services DO NOT include providing any investment advice nor any investment recommendations to any investor.

Issuers may elect to levy an administrative fee for online purchasers in an amount to be determined by the issuer.

Exhibit A

DealMaker Securities Terms

Broker-Dealer Agreement

These terms and conditions create a binding agreement by and between the customer who has signed the Order Form (“Client”), and DealMaker Securities LLC, a FINRA-registered Broker-Dealer (“DMS”)(the “Agreement”). DMS is a registered broker-dealer providing services in the equity and debt securities market, including offerings conducted via SEC approved exemptions such as Reg D 506(b), 506(c), Regulation A+, Reg CF and others.

Client is offering securities directly to the public in an offering exempt from registration under either Regulation A or Regulation CF (the “Offering”). Client recognizes the benefit of having DMS provide advisory and other services as described herein, on the terms hereof.

1. Appointment, Term, and Termination

a. Client hereby engages and retains DMS to provide consulting, operations and compliance services at Client’s discretion.

b. If Client elects to carry out a Regulation CF Offering, Client retains DMS to act as the Client’s Intermediary for the Offering, as defined by 17 C.F.R. Part 227.

c. The Agreement will remain in effect for a period of the earlier of: 1) twelve (12) months from the signing of the Order Form (“Term”) and will renew automatically for successive renewal terms of sixty (60) days prior to the expiration of the current term or 2) the closing of the Offering. If Client defaults in performing the obligations under this Agreement, the Agreement may be terminated (i) upon sixty (60) days written notice if Clients fails to perform or observe any material term, covenant, or condition to be performed or observed by it under this Agreement and such failure continues to be unremedied, (ii) upon written notice if any material representation or warranty made by Client proves to be incorrect at any time in any material respect, (iii) upon written notice, in order to comply with a legal requirement, if compliance cannot be timely achieved using commercially reasonable efforts, after providing as much notice as practicable, or, (iv) without limiting the foregoing, at any time if, after the commencement of DMS’s due diligence of the Client, DMS believes that is not advisable to proceed with the contemplated Offering. If Client or DMS commences a voluntary proceeding seeking liquidation, reorganization or other relief, or is adjudged bankrupt or insolvent or has entered against it a final and unappealable order for relief, under any bankruptcy, insolvency, or other similar law, or either party executes and delivers a general assignment for the benefit of its creditors, the Agreement may be terminated upon thirty (30) days’ written notice.

d. The termination of this Agreement as described herein shall not exclude the availability of any other remedies. Any delay or failure by either party to exercise, in whole or in part, any right, power, remedy or privilege shall not be construed as a waiver or limitation to exercise, in whole or in part, such right, power, remedy or privilege.

e. All terms of the Agreement, which should reasonably survive termination, shall survive, including, without limitation, confidentiality, limitations of liability and indemnities, arbitration and the obligation to pay Fees relating to Services provided prior to termination.

2. Services. DMS will perform the services listed on the Order Form in connection with the Offering (the “Services”).

3. Fees. As payment for the Services, Client shall pay to DMS such fees as described in the Order Form. Client authorizes DMS to deduct any fees owing directly from the Client’s bank account or third- party escrow account (if applicable).

4. Regulatory Compliance

a. Client and all its third-party providers shall at all times (i) comply with direct requests of DMS: (ii) maintain all required registrations and licenses, including foreign qualification, if necessary; and (iii) pay all related fees and expenses (including the FINRA Corporate Filing Fee) in each case that are necessary or appropriate to perform their respective obligations under this Agreement. Client shall comply with and adhere to all DMS policies and procedures which shall be provided to Client.

b. Client and DMS will have shared responsibility for the review of all documentation related to the Offering but the ultimate discretion about accepting an Investor will be the sole decision of the Client. Each Investor will be considered to be that of the Client’s and NOT DMS.

c. Client and DMS shall each supervise and train their respective employees, agents, representatives and independent contractors in the performance of functions allocated to them pursuant to the terms of this Agreement.

d. If either Client orDMS receives material communications (orally or in writing) from any Governmental Authority or Self-Regulatory Organization with respect to this Agreement or the performance of either party’s obligations thereunder, the receiving party shall promptly provide said communications to the opposite party, unless such notification is expressly prohibited by the applicable Governmental Authority.

5. Role of DMS. Client acknowledges and agrees that Client relies on Client’s own judgement in engaging DMS Services. Client understands and agrees that DMS (i) is not assuming any responsibility for the Client’’s underlying business decision to pursue any business strategy or effect any Offering; (ii) makes no representations with respect to the quality of any investment opportunity in connection with the Offering (iii) does not guarantee the performance to or of any Investor in the Offering, (iv) does not guarantee the performance of any third party which provides services to DMS or Client with respect to the Offering, ) (v) will make commercially reasonable efforts to perform the Services pursuant to this Agreement (vi) is not an investment adviser, does not provide investment advice and does not recommend securities transactions and any display of data or other information about the Offering, does not constitute a recommendation as to the appropriateness, suitability, legality, validity, or profitability of any Offering, (vii) Services in connection with this Agreement should not be construed as creating a partnership, joint venture, or employer-employee relationship of any kind, (ix) Services in connection with this Agreement that require registration as a FINRA/SEC registered broker-dealer shall be performed exclusively by DMS or an associated person of DMS , (x) is not providing any accounting, legal or tax advice, and (xi) will use “commercially reasonably efforts” to perform Services pursuant to this Agreement but that this shall not give rise to any express or implied commitment by DMS to purchase or place any of the Client’s securities. Client explicitly acknowledges that DMS shall not and is under no duty to recommend Client’s security and DMS is not selling Client’s security to retail investors.

6. Indemnification

a. Indemnification by Client. Client shall indemnify and hold DMS, its affiliates and their respective members, officers, directors and agents harmless from any and all actual or direct losses, liabilities, claims, demands, judgements, arbitrations awards, settlements, damages, and costs (collectively “Losses”), resulting from or arising out of any third party suits, actions, claims, demands, investigations or similar proceedings (collectively “Claim”) to the extent they are based upon (i) a breach of this Agreement by Client, (ii) the wrongful acts or omissions of Client, or (iii) the Offering.

b. Indemnification by DMS. DMS shall indemnify and hold Client, Client’s affiliates and Client’s representatives and agents harmless from any Losses resulting from or arising out of Proceedings to the extent they are based upon (i) a breach of this Agreement by DMS or (ii) the wrongful acts or omissions of DMS or its failure to comply with any applicable federal, state, or local laws, regulations, or codes in the performance of its obligations under this Agreement.

c. Indemnification Procedure. If any Proceeding is commenced against a party entitled to indemnification under this section, prompt notice of the Proceeding shall be given to the party obligated to provide such indemnification. The indemnifying party shall be entitled to take control of the defense, investigation or settlement of the Proceedings and the indemnified party agrees to reasonably cooperate, at the indemnifying party’s cost in ensuing investigations, defense or settlement. The indemnifying party shall reimburse the indemnified party for all expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred in connection with investigating, preparing, pursuing, defending, or settling a Claim (including without limitation any shareholder or derivative action); provided, however, that indemnifying party will not be liable to indemnify and hold harmless or reimburse an indemnified party pursuant to this paragraph to the extent that an arbitrator (or panel of arbitrators) or court of competent jurisdiction will have determined by a final non-appealable judgment that such Claim resulted from the gross negligence or willful misconduct of such indemnified party. The indemnifying party will not settle, compromise or consent to the entry of a judgment in any pending or threatened Claim unless such settlement, compromise or consent includes a release of the indemnified parties satisfactory to the indemnified parties.

d. Indemnified Party Limitation Of Liability. No indemnified party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the indemnifying party arising from or related to the Agreement or the Offering or any actions or inactions allegedly taken by the indemnified party in connection with the Agreement, except to the extent that an arbitrator (or panel of arbitrators) or a court of competent jurisdiction determines by a final non-appealable judgment that Losses resulted from the gross negligence or willful misconduct of such indemnified party. In no event shall the indemnified party be liable or obligated in any manner for any consequential, exemplary or punitive damages or lost profits incurred by the Client arising from or relating to the Agreement, an Offering, or any actions or inactions taken by an indemnified party in connection with the Agreement, and the Client agrees not to seek or claim any such damages under any circumstances.

e. Insufficient Funding For A Claim. If the foregoing indemnification or reimbursement is judicially determined to be unavailable or insufficient to fully indemnify and hold harmless DMS as an indemnified party against a Claim, the Client will contribute to the amount paid or payable by an indemnified party as a result of such Claim in such proportion as is appropriate to reflect the relative financial benefits of the Offering to the Company, on the one hand, and the indemnified party, on the other hand; or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Client on the one hand and the indemnified party on the other hand with respect to such Claim as well as any other relevant equitable considerations. Notwithstanding the preceding paragraphs, in no event will the aggregate amount to be contributed by all indemnified parties towards all Claims and Client losses, exceed the actual fees received by DMS pursuant to the Agreement.

5. Witness Reimbursement. In the event that DMS or any of its employees, officers, directors, affiliates or agents are requested or required to appear as a witness or subpoenaed to produce documents in any action in which the Client or any of its affiliates is a party to and DMS is not, the Client will reimburse DMS for all expenses incurred by its employees, officers, directors, affiliates or agents in preparing for and appearing as a witness or producing documents, including the reasonable fees and disbursements of legal counsel.

7. Notices. Any notices required by the agreement shall be in writing and shall be addressed, and delivered via email at the email address included in the Order Form.

8. Confidentiality and Mutual Non-Disclosure:

a) Included Information. For purpose of this Agreement, the term “Confidential Information” means all non-public, confidential and/or proprietary information disclosed by one party to this Agreement (“Disclosing Party”) to the other party (“Receiving Party”), including but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally identifiable information of customers (v) intellectual property, and (vi) all documentation provided by investors in the Offering.

b) Excluded information. For purposes of this Agreement, the term “Confidential nformation” shall not include (i) information already known to the Receiving Party prior to disclosure by the Disclosing Party, (ii) information independently developed by the Receiving Party without the use of any confidential and proprietary information, (iii) information known to the public through no wrongful act of the Receiving Party, (iv) information that becomes known to the Receiving Party from a third party not bound by a confidentiality obligation to the Disclosing Party.

c) Confidentiality Obligations. During the Term and at all times thereafter, Receiving Party shall not disclose Confidential Information of the Disclosing Party or use such Confidential Information for any purpose without the prior written consent of Disclosing Party. Each party shall use at least the same degree of care in safeguarding the other party’s Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the forgoing, a Receiving Party may disclose Confidential Information (i) if required to do by order of a court of competent jurisdiction, provided that Receiving Oarty shall notify the Disclsoing Oarty in writing promptly upon receipt of knowledge of such order so that Receiving Party may attempt to prevent such disclosure or seek a protective order, or (ii) as required by applicable law. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government entities from obtaining, reviewing, and auditing any information, records, or data of either party containing Confidential Information.

d) Disclosure and Retention Of Confidential Information. DMS is hereby expressly permitted by Client to disclose Confidential Information to third parties involved in the Offering contemplated herein, provided that Client has been informed of such disclosure in advance and has approved such disclosure (either orally or in writing). DMS may retain one copy of the Client’s Confidential Information to the extent necessary to comply with industry-specific document retention rules and other regulations, and in an archived computer backup system stored as a result of automated backup procedures for compliance purposes. Client acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require DMS to maintain copies of practically all data and communications, even after this Agreement is terminatedAgreement.

e) Logo Display. The Parties agree that the display of a Party’s name or logo on a website or in connection with any marketing materials shall not be considered a disclosure of Confidential Information.

9. Miscellaneous

a. These terms are non-exclusive and shall not be construed to prevent either party from engaging in any other business activities.

b. This Agreement shall be binding upon the parties hereto and their respective heirs, administrators, successors, and assigns. This Agreement may be modified or amended only by a written consent executed by the other party.

c. Either party may assign this Agreement to any person or entity that acquires all or substantially all of its business or assets, in which case the other party’s consent shall not be unreasonably withheld. This includes an assignment to a subsidiary that an entity party may create or to a company affiliated with or controlled directly or indirectly by an entity party .

d. When Offering closes, Client agrees that:

(i) DMS, may prepare media materials of its choosing, at its own expense and in compliance with applicable regulations, describing DMS’ Services in the Offering as described in this Agreement; and

(ii) If the Client issues a press release regarding the Offering, it shall include reference to DMS as the broker-dealer on the Offering.

With respect to the preparation of any other marketing or media materials either before or after Offering closes, Client and DMS will work together to authorize and approve in writing any additional co-branded notifications. press releases and/or Client facing communication materials regarding the representations in this Agreement.

e. This Agreement shall be construed in accordance with the laws of the State of New York without regard to conflict of laws principles. The parties submit to the jurisdiction of and venue in the federal courts located in the state of New York with respect to any dispute related to this Agreement and any Offering contemplated herein and waive their right to a jury trial (whether such disputes are based on contract, tort or otherwise.) Notwithstanding the above, the parties agree that ANY DISPUTE, CONTROVERSY, CLAIM OR CAUSE OF ACTION BETWEEN THE CLIENT AND DMS DIRECTLY OR INDIRECTLY RELATING TO OR ARISING OUT OF THIS AGREEMENT, OR BREACH THEREOF required or allowed to be conducted by the Financial Industry Regulatory Authority’s (“FINRA”) rules (including the FINRA Code of Arbitration Procedure for Industry Disputes) shall be arbitrated in accordance with such rules. Any arbitration shall be before a neutral arbitrator or panel of arbitrators selected under the FINRA Neutral List Selection System (or any successor system) and in a forum designated by the Director of FINRA Dispute Resolution or any member of FINRA Staff to whom such Director has delegated authority. In general accordance with FINRA Rule 2268, by signing an arbitration agreement the parties agree as follows:

(i) This Agreement contains a pre-dispute arbitration clause.

(ii) Except as otherwise provided in this Agreement, all parties to this Agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(iii) Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(iv) The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(v) The arbitrators do not have to explain the reason(s) for their award unless, in an eligible case, a joint request for an explained decision has been submitted by all parties to the panel at least 20 days prior to the first scheduled hearing date.

(vi) Any panel of arbitrators may include a minority of arbitrators who were or are affiliated with the securities industry.

(vii) The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(ix) The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Agreement.

(x) As provided in FINRA Rule 2268, no person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; or (ii) the class is decertified; or (iii) the customer is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

f. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement.

g. If any provision, term or condition of this Agreement is invalid, void or unenforceable by a court of competent jurisdiction, or a regulatory or self-regulatory agency or body by order or judgment not subject to review, the remaining provisions, terms and conditions shall not be affected and shall remain in full force and effect, and this Agreement shall be carried out as if any such invalid, void or unenforceable provisions, terms or conditions were not included in the Agreement.

h. This Agreement, along with the Order Form and applicable schedule of DMS fees, contains the entire agreement between the parties and supersedes any prior and collateral agreements, communications, understandings and negotiations relating to the subject matter herein. The Agreement may not be modified or amended except by written agreement executed by both parties.

i. Pursuant to the requirements of Title III of Pub. L. 107-56 (the USA Patriot Act), as amended (the “Patriot Act”) and other applicable laws, rules and regulations, DMS is required to obtain, verify and record information that identifies the Client which information includes the name and address of the Client and other information that that allows DMS to identify the Client in accordance with the Patriot Act and other such laws, rules and regulations.

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